Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including additional amendments thereto) with respect to the shares of Common Shares, par value $0.0002 per share, of James River Group Holdings, Ltd. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

ZIMMER PARTNERS, LP

By:	/s/ Jelena Napolitano
Name:	Jelena Napolitano
Title:	Authorized Person

ZIMMER FINANCIAL SERVICES GROUP LLC

By:	/s/ Stuart J. Zimmer
Name:	Stuart J. Zimmer
Title:	Director

ZIMMER PARTNERS GP, LLC

By:	/s/ Stuart J. Zimmer
Name:	Stuart J. Zimmer
Title:	Director, Zimmer Financial Services Group LLC, its Managing Member

STUART J. ZIMMER

By:	/s/ Stuart J. Zimmer